1. Name and Address of Reporting Person
   Shockley, William M.
   7 Crimson Leaf Drive
   Newtown, PA 18940
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       02/22/2002 M             10000       A      $14.2188                    D
Common Stock                       02/22/2002 S             -10000      D      $35.9150   14892            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $14.2188 02/22/2002 M               10000 02/07/1996 02/06/2005 Common  10000    $14.2188   0        D
Stock Options                                                                  Stock
Non Qualified  $27                                                  01/31/2006 Common                      2110     D
Stock Options                                                                  Stock
Non Qualified  $32.9375                                             02/09/2010 Common                      4800     D
Stock Options                                                                  Stock
Non Qualified  $33.9063                                             02/09/2007 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $34.435  02/13/2002 A      V  12095       02/13/2003 02/12/2012 Common  12095    $0.0000    12095    D
Stock Options                                <F1>                              Stock
Non Qualified  $36.125                                              10/11/2009 Common                      10185    D
Stock Options                                                                  Stock
Non Qualified  $41.0938                                             02/01/2008 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $42.4063                                             04/26/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $43                                                  02/08/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      6861     D
Stock Options                                                                  Stock
Incentive      $19.75                                               07/24/2005 Common                      9000     D
Stock Options                                                                  Stock
Incentive      $27                                                  01/31/2006 Common                      3890     D
Stock Options                                                                  Stock
Incentive      $32.9375                                             02/09/2010 Common                      1200     D
Stock Options                                                                  Stock
Incentive      $34.435  02/13/2002 A      V  2905        02/13/2006 02/12/2012 Common  2905     $0.0000    2905     D
Stock Options                                <F1>                              Stock
Incentive      $36.125                                              10/11/2009 Common                      4815     D
Stock Options                                                                  Stock
Incentive      $42.4063                                             04/26/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $43                                                  02/08/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      3139     D
Stock Options                                                                  Stock

Explanation of Responses:

<F1>
These options were granted as an incentive to the recipient and the number granted was calculated using the fair market value of the Company's common stock on the grant date. 20% of the options granted become exercisable one year after the grant date,and the remainder become exercisable in annual 20% increments thereafter.

SIGNATURE OF REPORTING PERSON
/s/ William M. Shockley

DATE
03/08/2002